UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 1, 2014

First Busey Corporation

(Exact name of registrant as specified in charter)

Nevada	0-15950	37-1078406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 W. University Ave.

Champaign, Illinois  61820

(Address of principal executive offices) (Zip code)

(217) 365-4544

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Offers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2014, on the recommendation of its Nominating and Corporate Governance Committee, the board of directors (the “Board”) of First Busey Corporation (the “Company”) increased the number of directors constituting the full Board from ten to eleven and appointed Dr. Phyllis M. Wise as a director to fill the resultant vacancy, with such appointment effective immediately.  Dr. Wise’s term will expire at the 2014 annual meeting of stockholders.  Dr. Wise, who holds a bachelor’s degree in biology from Swarthmore College and a doctorate degree in zoology from the University of Michigan, has served as Chancellor of the University of Illinois at its Urbana-Champaign campus and Vice President of the University of Illinois since 2011.  She holds memberships in the American Academy of Arts and Sciences and the Institute of Medicine of the National Academies and is a fellow in the American Association for the Advancement of Science.  Dr. Wise has also served on the board of directors of Nike, Inc. since 2009.  The Board has not yet determined to which committees of the Board, if any, Dr. Wise will be appointed to serve.

Dr. Wise does not have a direct or indirect material interest in any transaction with the Company or Busey Bank, the Company’s wholly-owned subsidiary, required to be disclosed pursuant to Item 404(a) of Regulation S-K.  There is also no arrangement or understanding between Dr. Wise and any other person pursuant to which Dr. Wise was selected as a director.

As with each of the Company’s other non-employee directors, Dr. Wise will be entitled to receive a base retainer of $20,000 per year, as well as a grant of restricted stock units.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 2, 2014	First Busey Corporation

By:      /s/ Robin N. Elliott
Name:  Robin N. Elliott
Title:    Chief Financial Officer